Filed Pursuant to Rule 433

Registration Nos. 333-228954 and 333-228954-03

Free Writing Prospectus dated May 14, 2020

CNH Equipment Trust 2020-A

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus dated May     , 2020 (subject to completion, dated May 14, 2020) which describes the notes to be issued by the issuing entity.  You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	Standard & Poor’s
Class A-1	P-1 (sf)	A-1+ (sf)
Class A-2	Aaa (sf)	AAA (sf)
Class A-3	Aaa (sf)	AAA (sf)
Class A-4	Aaa (sf)	AAA (sf)
Class B	Aa2 (sf)	AA- (sf)

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.  However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive a rating in the “A” category or its equivalent from each of Moody’s and Standard & Poor’s.

Joint Bookrunners of the Class A Notes
BofA Securities	BNP PARIBAS	Mizuho Securities	Santander
Co-Managers of the Class A Notes
Academy Securities	CIBC Capital Markets		Standard Chartered Bank
Joint Bookrunners of the Class B Notes
BofA Securities	BNP PARIBAS	Mizuho Securities	Santander

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-294-1322.